EXHIBIT 12

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 10/9/25 to 10/17/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
10/9/2025	Buy	40,943	47.39
10/10/2025	Buy	25,883	47.06
10/13/2025	Buy	8,437	49.02
10/14/2025	Buy	31,833	50.01
10/15/2025	Buy	13,170	51.71
10/16/2025	Buy	23,917	53.07
10/17/2025	Buy	81,855	49.35